Exhibit 99.1

Eagle Pharmaceuticals Announces David Pernock as President and Chief Commercial Officer

— Experienced commercial leader hired to strengthen anticipated product launches and drive commercial success; Ryanodex label expansion launch to be initial focus, if approved by the FDA —

WOODCLIFF LAKE, N.J.— December 19, 2016—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced that David Pernock will join Eagle as President and Chief Commercial Officer, effective January 2017. Mr. Pernock brings vast experience in pharmaceutical and biotechnology leadership to the Company. He will be responsible for all commercial strategy and execution for Eagle’s growing product portfolio, including the launch of expanded indications for Ryanodex® for Exertional Heat Stroke (“EHS”) and drug induced hyperthermia, if approved by the Food and Drug Administration (“FDA”). Mr. Pernock will report to Scott Tarriff, Eagle’s Chief Executive Officer.

“David has a distinguished track record as a leader in the pharmaceutical sector.  During his tenure at GlaxoSmithKline, he brought multiple blockbuster drugs to market and led strategic direction and operational success across diverse businesses, and most recently served as the CEO of a publicly-traded gene therapy biotechnology company.  His appointment fortifies our management team and underscores Eagle’s commitment to the success of our growing portfolio and the opportunities we see in our pipeline, such as the label expansion of Ryanodex for the treatment of Exertional Heat Stroke, a near-term opportunity, if approved by the FDA. This would be a very significant product launch for the Company, and we are thrilled to have someone of David’s caliber to lead its success,” stated Scott Tarriff.

“As an Eagle board member, I became deeply familiar with the Company’s pipeline and prospects, which led me to make the decision to take this position. This new role reflects my enthusiasm for and confidence in Eagle’s future. I look forward to joining the Eagle team to lead the expanded commercial efforts for Ryanodex following approval and multiple additional potential product launches in the future. If approved, Ryanodex for EHS would address the needs of new patient populations for whom no pharmaceutical treatment options are currently available. We view the potential expanded launch of Ryanodex as a very significant opportunity and are committed to allocating the resources required to help ensure a successful commercial launch,” added David Pernock.

David Pernock has been a member of Eagle’s Board of Directors since April 2015. Mr. Pernock will relinquish his Eagle Board position effective January 2017, in connection with his new role as President and Chief Commercial Officer.

About David Pernock

David Pernock is a pharmaceutical and biotechnology industry expert. He has served as a member of Eagle’s Board of Directors since April 2015. Mr. Pernock most recently served as Chairman of the Board of Directors and Chief Executive Officer (2010-2017) of Fibrocell (Nasdaq: FCSC) an autologous cell and gene therapy company. Previously, he held various positions at GlaxoSmithKline plc (GSK), most notably serving as Senior Vice President of Pharmaceuticals, Vaccines (Biologics), Oncology, Acute Care, and HIV Divisions. Mr. Pernock served as President of Reliant Pharmaceuticals when Reliant was acquired by GSK. He was President of SmithKline Beecham-Puerto Rico prior to the GSK merger. Furthermore, Mr. Pernock served as a director of Martek Biosciences Corporation.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.

About Ryanodex®

Ryanodex (dantrolene sodium) for injectable suspension is indicated for the treatment of malignant hyperthermia (“MH”) in conjunction with appropriate supportive measures, and for the prevention of malignant hyperthermia in patients at high risk.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “anticipated,” “drive,” “will,” “growing,” “we see,” “near term,” “would,” “lead,” “future,” “potential,” “committed,” and similar expressions are intended to identify forward-looking statements. These statements include statements regarding future events including, but not limited to: the impact, if any, that the appointment of a new officer will have on Eagle’s business; the ability of this new officer to effectively leverage his expertise and experience to expand Eagle’s reach and value; the ability of Eagle to continue to expand its product portfolio as well as to maximize the value of its commercial products; the earnings potential and long-term value of Ryanodex; the safety and efficacy of Ryanodex for the treatment of Exertional Heat Stroke (“EHS”); FDA approval of the use of Ryanodex for the treatment of EHS; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; the ability of Eagle to deliver sustained shareholder value over time; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and its other filings with the U.S. Securities and Exchange Commission. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to whether Eagle’s management and/or board of directors will be effective in managing Eagle’s business and future growth, whether Eagle will generate earnings and realize long-term value from Ryanodex; whether the FDA will ultimately approve Ryanodex for the treatment of EHS; whether our studies will support the safety and efficacy of Ryanodex for the treatment of EHS, as well as the other risks described in Eagle’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contact:

Investor Relations for Eagle Pharmaceuticals, Inc.

In-Site Communications, Inc.

Lisa M. Wilson, 212-452-2793

lwilson@insitecony.com